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                                                                     EXHIBIT 5.1




               [Letterhead of Shaw, Pittman, Potts & Trowbridge]




                               November 20, 1996



JP Foodservice, Inc.
9830 Patuxent Woods Drive
Columbia, Maryland  21046


                 Re:      JP Foodservice, Inc.
                          Registration Statement on Form S-3
                          File No. 333-14039

Ladies and Gentlemen:

         We have acted as counsel to JP Foodservice, Inc., a Delaware corporation (the "Company"), in connection with the proposed sale by certain stockholders of the Company (the "Selling Stockholders") of an aggregate of 6,409,028 shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock") pursuant to the U.S. Underwriting Agreement (the "U.S. Underwriting Agreement") to be entered into among the Company, the Selling Stockholders, Sara Lee Corporation, and Smith Barney Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, The Robinson-Humphrey Company, Inc. and Rodman & Renshaw, Inc., as Representatives of the several Underwriters, and pursuant to the International Underwriting Agreement (the "International Underwriting Agreement") to be entered among the Company, the Selling Stockholders, Sara Lee Corporation, and Smith Barney Inc., Goldman Sachs International, Morgan Stanley & Co. International and The Robinson-Humphrey Company, Inc., as Lead Managers of the several Managers.

         This opinion is furnished pursuant to the requirements of Item
16(a) of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and Items 601(a) and 601(b) of Regulation S-K under the Securities Act.

         We have examined the forms of U.S. Underwriting Agreement and International Underwriting Agreement filed as exhibits to the above-referenced Registration Statement (the "Registration Statement"), the Restated Certificate of Incorporation of the Company,





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JP Foodservice, Inc.
November 20, 1996
Page 2

the Amended and Restated By-laws of the Company, resolutions adopted by the Board of Directors of the Company and such other documents and instruments as we determined to be necessary in order to render our opinion.

         Based upon the foregoing and subject to the following limitations, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

         The foregoing opinion is, with your concurrence, predicated upon and qualified by the following:

                 a. The foregoing opinion is based upon and limited to the corporate law of the State of Delaware and the relevant laws of the United States of America, in each case excluding the choice of law provisions thereof, and we render no opinion with respect to the laws of any other jurisdiction.

                 b. The foregoing opinion is based upon and limited to laws and regulations as in effect on the date of this letter. We assume no obligation to update the opinion set forth herein.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectuses included as a part of the Registration Statement.



                                       Very truly yours,

                                       SHAW, PITTMAN, POTTS & TROWBRIDGE